December 23, 2019

Dear Shareholder,

We are pleased to share an update regarding your investment in Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II”). The Board of Directors of CCIT II has authorized the declaration of a $1.03 per share special distribution to its Class A and Class T shareholders of record as of December 30, 2019. The distribution will be paid in cash on or around January 15, 2020.

The special distribution will be paid in accordance with the instructions on file for shareholders currently receiving cash distributions. For shareholders currently participating in CCIT II’s distribution reinvestment (“DRIP”) plan, the cash proceeds will be sent to either the address on file or the custodian of record (as applicable). The special distribution is not eligible for the DRIP plan; however, the special distribution will not impact CCIT II’s intentions to continue to issue shares of its common stock that are reserved for issuance pursuant to the DRIP plan.

While the distribution will be paid in 2020, it will be reported as taxable income on your 2019 income tax reporting statement. The special dividend will be designated as a “capital gain dividend” for income tax purposes. This will result in 2019 dividends from CCIT II being characterized as approximately 90% capital gain dividends and 10% ordinary dividend income. Additionally, please note that the December 2019 distribution (payable on or around January 2, 2020), will also be included as part of the reported 2019 dividends. For those shareholders receiving a Form 1099-DIV, a total of 14 distributions will be reported for tax year 2019. Due to the timing of our statement generation process, the special distribution and December 2019 distributions will not be reflected on your year-end statement but will be included on applicable 1099-DIV forms. Both transactions will be posted on the statements printed for first quarter 2020.

As a result of the declaration of the special distribution, CCIT II’s estimated per share net asset value (NAV) will be revised from $11.03 to $10.00, effective on December 30, 2019. Please note that the change in NAV is a function of the payment of the $1.03 per share special distribution as a partial return of shareholders’ investment and is not as a result of any new valuation of CCIT II’s real estate portfolio. For shareholders who participate in the DRIP plan, regular distributions will be eligible for reinvestment at the new NAV.

CCIT II will use a portion of the net sale proceeds from the April 2019 sale of 18 industrial properties to Industrial Logistics Properties Trust to fund the special distribution. Net sale proceeds are also being used for the repayment of debt, the acquisition of high-quality net-lease properties with long-term leases in furtherance of CCIT II’s investment objectives, and for other general corporate purposes. From April 2019 through December 23, 2019, CCIT II acquired six office buildings for approximately $273 million. We believe the REIT is well-positioned to meet its investment objectives based on the portfolio’s diversification, overall credit quality and tenant roster.

CCIT II has filed a Current Report on Form 8-K with the Securities and Exchange Commission regarding the special distribution, which is available free of charge at the SEC’s website at http://www.sec.gov. If you have any questions, please contact your financial advisor or CIM’s Shareholder Relations team at 866.907.2653.

Sincerely,

Todd Lockwood
Senior Vice President,
Operations & Shareholder Relations
CIM Group

CIM GROUP 2398 EAST CAMELBACK ROAD, 4TH FLOOR, PHOENIX ARIZONA 85016 PH 866.341.2653 FX 602.801.2736 CIMGROUP.COM
SECURITIES DISTRIBUTED BY AFFILIATE BROKER - DEALER : CCO CAPITAL , LLC , MEMBER FINRA / SIPC